Exhibit 5.3

August 6, 2009

Cellu Tissue Holdings, Inc.

3442 Francis Road

Suite 220

Alpharetta, Georgia 30004

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to Coastal Paper Company, a Virginia general partnership (the “Guarantor”), solely for the purpose of this opinion.  The two general partners of the Guarantor are, we understand, directly or indirectly owned by Cellu Tissue Holdings, Inc. (the “Company”), in connection with the issuance by the Guarantor of its guarantees dated June 3, 2009 (the “Guarantees”) and relating to the $255,000,000 aggregate principal amount of its 11½% Senior Secured Notes due 2014 (the “Notes”).  We do not represent the general partners of the Guarantor or otherwise represent the Guarantor.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on August 6, 2009.

In rendering this opinion, we have examined and relied upon copies of such documents, records and certificates (including certificates of public officials and officers of subsidiaries of the Company and the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below and we have assumed the genuineness of all signatures and the legal capacity of all persons signing each document.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the Guarantor has the partnership power and authority to enter into the Guarantees with respect to the Notes; the execution, delivery and performance of the Guarantees by the Guarantor have been duly authorized by all requisite partnership action on the part of the Guarantor; and the Guarantees, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement, will have been duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the partnership laws of the Commonwealth of Virginia, excluding choice of law provisions, in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PILLSBURY WINTHROP SHAW PITTMAN LLP